Exhibit 99.1

GUARANTY

OF

9 5/8% SENIOR NOTES DUE 2011 ISSUED BY

TOWN SPORTS INTERNATIONAL, INC.

     For value received, Town Sports International Holdings, Inc., a Delaware corporation (the “Guarantor”) hereby fully and unconditionally guarantys to each Holder the due and punctual payment, to the extent not paid by on behalf of the Issuer (as defined below) when payable by the Issuer, any payments due by the Issuer pursuant to the terms of the those certain 9 5/8% Senior Notes due 2011 (the “Notes”) issued by Town Sports International, Inc. (the “Issuer”) (without duplication of amounts theretofore paid by or on behalf of the Issuer) (collectively, the “Guaranty Payments”) when and as the same shall become due and payable to the extent provided for in that certain Indenture dated as of April 16, 2003 by and among Issuer and The Bank of New York, as Trustee. In case of the failure of the Issuer or any successor thereto punctually to pay any such Guaranty Payments, as and to the extent applicable, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, as if such payment were made by the Issuer. The Guarantor’s obligation to make a Guaranty Payment may be satisfied by direct payment of the required amounts by the Guarantor to or for the benefit of the Holders or by payment by the Issuer of such amounts to or for the benefit of the Holders. All capitalized terms used but not defined in this Guaranty are defined in the Indenture and shall have the meanings assigned to them in such Indenture.

     The Guarantor hereby waives notice of acceptance of this Guaranty and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

     The Guarantor hereby agrees that its obligations under this Guaranty shall be as if it were a principal obligor and not merely a surety and shall be full and unconditional. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer and that the Guarantor shall be liable as a principal obligor hereunder to make Guaranty Payments pursuant to the terms hereof.

     Any Holder of Notes may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guaranty, without first instituting a legal proceeding against the Issuer or any other Person.

     This Guaranty creates a guaranty of payment and not merely of collection. This Guaranty will not be discharged except (i) by payment of all amounts due with respect to the Notes, the Redemption Price or the amounts due at Maturity, if and as applicable, in full by the

Issuer, or (ii) by payment of the Guaranty Payments in full (without duplication of amounts theretofore paid by the Issuer) by the Guarantor.

     This Guarantor’s obligations under this Guaranty are (i) limited to the maximum amount that can be guaranteed without constituting a fraudulent conveyance or fraudulent transfer under applicable insolvency laws and (ii) enforceable to the fullest extent permitted by law.

     The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid by the Guarantor to the Holders by the Guarantor under this Guaranty.

     THE GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREUNDER, THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

By:	/s/ Richard Pyle

Name:	Richard Pyle

Title:	Chief Financial Officer

Date:	September 21, 2004

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